 Exhibit 99.1

April 7, 2022

Dear Summit Healthcare REIT, Inc. Shareholder:

It is our pleasure to provide you with an update on Summit Healthcare REIT, Inc. (“we” or the “REIT” or “Summit” or the “Company”). If you are receiving this letter by regular mail, enclosed is a statement of your account as of December 31, 2021 and our Annual Report on Form 10-K for the year ended December 31, 2021. If you have elected to receive correspondence from us by email, your statement is available on the investor web portal on our website - www.summithealthcarereit.com, and you will receive the Annual Report on Form 10-K via regular mail.

ANNUAL REPORT ON FORM 10-K AND SHARE VALUE

On March 31, 2022 we filed our Annual Report on Form 10-K for the year ended December 31, 2021 with the Securities and Exchange Commission (“SEC”). The estimated per share value as of December 31, 2021, as stated in the Form 10-K, is $2.94. This represents a $0.04 increase from the previous year’s estimated value of $2.90. Please review our Form 10-K for important information regarding this estimate.

CASH FLOW FROM OPERATIONS AND FUNDS FROM OPERATIONS (“FFO”)

Net cash provided by operating activities was $4,376,000 for the year ended December 31, 2021 compared to $760,000 for the year ended December 31, 2020. FFO per share was $(0.04) for the year ended December 31, 2021 compared to $0.12 for the same period last year. The decrease in FFO is primarily due to the decrease in rent received from two of our tenants as discussed below in the COVID-19 Update. FFO is a non-GAAP supplemental financial measure that is widely recognized as a measure of REIT operating performance. We compute FFO in accordance with the definition outlined by the National Association of Real Estate Investment Trusts. For further discussion on cash flows and FFO, please refer to the Form 10-K for the year ending December 31, 2021.

2021 YEAR IN REVIEW

Despite the COVID pandemic, 2021 has been a good year for Summit’s overall portfolio growth. Summit closed on approximately $150 million in skilled nursing facility portfolio acquisitions in 2021 as the Company continues to partner with strong regional operators.

On July 2, 2021, we acquired three skilled nursing facilities located in San Bernardino County, California. The facilities were purchased for approximately $20 million and consist of 191 licensed beds. These facilities are leased to Rockwell Healthcare, LLC (“Rockwell”) as operator on a triple net lease basis. Rockwell and its affiliated facilities constitute a new provider effort with regional experience to expand our portfolio footprint in California’s Inland Empire. We look forward to a long relationship with Rockwell and believe there will be opportunity for significant growth.

In addition, on December 30, 2021 we acquired eight skilled nursing facilities located in various cities of Georgia. The facilities, purchased for approximately $130 million, consist of 826 licensed beds and are leased back to the operator on a triple net basis. We look forward to continued portfolio growth in 2022 and beyond.

For more detailed information on the 2021 California and Georgia acquisitions, please see the Form 8-Ks filed with the SEC on July 9, 2021 and January 6, 2022, respectively.

CORONAVIRUS (COVID-19) UPDATE

As we approach the beginning of the third year of the pandemic, the United States has started to experience a reduced number of reported cases of COVID-19. Thanks to vaccinations and boosters, as well as continued health and safety practices, US cases of the virus have fallen for the time being. Many states and cities are lifting their mask mandates for both indoor and outdoor venues. While there is no assurance that new variants will not originate in the future or impact us negatively, we do believe our industry is beginning to slowly rebound from this pandemic.

Unfortunately, two of our tenants experienced a material adverse effect on their operations related to COVID-19, and that has affected their ability to make their rent payments to us in 2021. In October 2020, under a court order, a receiver assumed the responsibilities of operating and managing our Pennington Gardens facility in Chandler, Arizona. Beginning in March 2021, we recorded rent payments on a cash basis and wrote off the remaining straight-line rent receivable of $0.4 million. In October 2021, we reached an agreement with the tenant to terminate the lease. On February 3, 2022, the current receiver, who was acting as the operator, received the license to be the licensed operator.  As such, on February 10, 2022, the tenant’s lease was terminated, and we received $0.2 million from the tenant as part of the settlement agreement.  Concurrently, we entered into a new lease agreement with Pennington Gardens Operations LLC, the newly formed operating company for Pennington Gardens, which is a wholly owned subsidiary of SHOP TRS, a recently formed wholly-owned taxable REIT subsidiary of Summit.

The other tenant that is experiencing operational issues is managing the Sundial Assisted Living facility in Redding, California. In October 2021, we reached an agreement with the tenant at that facility to terminate the lease, and we are currently requesting approval from HUD to terminate the lease and install a new operator/manager. Once approved by HUD, the lease will be terminated, and the operations of Sundial Assisted Living will be consolidated into our financial statements. Beginning June 2021, we recorded rent payments on a cash basis and accordingly wrote off the remaining straight-line rent receivable of $0.1 million. Additionally, some of our Equity-Method Investment tenants have experienced decreased occupancy and increased operating costs related to COVID-19; however, there were no rent concessions for such tenants during 2021.

Please review our Form 10-K for the year ending December 31, 2021 filed with the SEC on March 31, 2022 for additional information about Pennington Gardens and Sundial Assisted Living and the risks associated with this pandemic. We will continue to monitor the impact on our business as well as proactively work with our tenants and partners through this time.

ESG Efforts

As part of our environmental and sustainability efforts, we have decided to reduce the frequency of mailed written shareholder communications. Since our reported net asset value (NAV) only changes annually and all of our current events and news are available through multiple online sources, we are eliminating quarterly statements and investor letters to reduce costs and the unnecessary use of natural resources. Of course, if your account experiences any changes within the year, a statement will be automatically generated and mailed to you. As always, investors can view their statement electronically on our website’s Investor Portal as well as all of our SEC filings on our Investors tab at www.summithealthcarereit.com. As a reminder, certain current information is reported on Form 8-K with the SEC promptly after the event. Form 8-Ks can be viewed on our website or the SEC’s website at www.sec.gov. Additionally, you can review the News tab on our website any time to review all relevant Company news and information. We hope you will utilize these resources to stay informed about Summit’s progress, and we thank you very much for your understanding.

ELIZABETH PAGLIARINI Participates on panel Moderated by cnbc’s Jane wells

On March 8, 2022, our chief financial officer and chief operating officer, Elizabeth Pagliarini participated in the CFO Focus Orange County live and in person event. The private, invite-only gathering featured engaging discussions with leading CFOs and other C-Suite members from the region. The topics discussed included the effects of the Russian invasion of Ukraine, the workforce shortage, inflation, and supply chain issues. Jane Wells, CNBC’s Business Correspondent, moderated the event.

PORTFOLIO

Summit currently has ownership interests in 53 senior housing facilities totaling 5,175 beds across 14 states as follows: 100% ownership of 14 properties, a 95.3% interest in four properties, a 35% interest in one property, a 20% interest in two properties, and a 10% interest in 32 properties. During 2022, we will continue to focus on raising institutional capital to make acquisitions that we believe are accretive to shareholder value, as well as consider other potential strategic options that we believe would be in the best interests of our shareholders.

Please review all our filings with the SEC for more information. If you have any questions, please contact your financial advisor, our investor services and transfer agent team at Computershare at (888) 522-1771, or our Senior Vice President, Chris Kavanagh at (949) 535-1988. As always, thank you for your continued confidence and support.

Sincerely,

Elizabeth A. Pagliarini

Chief Operating Officer & Chief Financial Officer

This letter contains forward-looking statements relating to the business and financial outlook of Summit Healthcare REIT, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the Summit Healthcare REIT, Inc.’s quarterly report for the periods ended March 31, 2021, June 30, 2021, September 30, 2021, and annual report on Form 10-K for the year ended December 31, 2021. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

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